Exhibit 2.6

Execution Version

ASSIGNMENT AGREEMENT

ASSIGNMENT AGREEMENT dated as of December 12, 2007 (this “Agreement”) between American Heritage Arms, Inc., a Delaware corporation, (the “Company”), and Cerberus Partners, L.P., a Delaware limited partnership (“Partners”).

WHEREAS, simultaneously with the execution of this Agreement, the Company and Cerberus BFI Investors, Inc., the holder of an 80.40% membership interest in Bushmaster Holdings, LLC (“Holdings”) are entering into an Agreement and Plan of Merger (the “Merger”);

WHEREAS, in connection with the Merger, Partners and the Company wish to exchange Partners’ 19.60% membership interest in Holdings (the “Holdings Interest”) for 669,799 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) and 592,082 shares of preferred stock, par value $0.01 per share, of the Company (the “Preferred Stock”), on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, in connection with this Agreement and the transactions contemplated hereby, Partners is simultaneously executing an Instrument of Accession to become bound by the Stockholders’ Agreement of the Company (the “Stockholders’ Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

EXCHANGE

SECTION 1.1. Exchange. On the terms and subject to the conditions of this Agreement, Partners and the Company agree to exchange the Holdings Interest for 669,799 shares of Common Stock and 592,082 shares of Preferred Stock.

ARTICLE II

CLOSING; CONDITIONS TO CLOSING

SECTION 2.1. Closing Date. The closing of the exchange contemplated by this Agreement (the “Closing”) shall take place on the date hereof (the “Closing Date”).

SECTION 2.2. Conditions to Closing. The obligations of the Company to effect the transactions contemplated by this Agreement shall be conditioned on the execution and delivery by Partners of an Instrument of Accession to be bound by the Stockholders’ Agreement.

SECTION 2.3. Issuance of Common Stock and Preferred Stock and Assignment of the Holdings Interest. At the Closing,

(a)             the Company will prepare share certificates representing the Common Stock and the Preferred Stock being acquired by Partners at the Closing and containing the legends required by the Stockholders’ Agreement; and

(b)             the Holdings Interest shall be assigned, transferred and conveyed to the Company, pursuant to this Agreement, free and clear of any liens or encumbrances.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Partners that:

SECTION 3.1. Corporate Organization; Authority to Conduct Business. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all corporate power and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and as proposed to be conducted and to own, operate and lease its properties and assets.

SECTION 3.2. Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and the Stockholders’ Agreement (together, the “Operative Agreements”) and to perform its obligations hereunder and thereunder. The execution and delivery by the Company of the Operative Agreements, the performance by the Company of its respective obligations thereunder and the issuance, sale and delivery of the Common Stock and Preferred Stock pursuant hereto have been duly authorized by all necessary corporate action on the part of the Company, require no filing by the Company with any governmental body, agency or official, do not and will not conflict with or violate any provision of law, rule or regulation to which the Company is subject to or with the Certificate of Incorporation of By-Laws of the Company, and do not and will not conflict with, result in a breach of or constitute a default under, result in or permit the termination or modification of, or result in the creation or imposition of any lien, claim, charge or encumbrance on any asset of the Company under, any agreement, instrument, obligation, permit, license, judgment, injunction, order or decree to which the Company is a party or by which the Company is bound.

SECTION 3.3. Legal and Binding Agreements. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms. Each of the other Operative Agreements, when executed and delivered by the Company and the other parties thereto, will constitute a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

SECTION 3.4. Status of the Common Stock and the Preferred Stock. The Common Stock and the Preferred Stock, when issued to Partners pursuant to this Agreement will have the rights provided in the Company’s Certificate of Incorporation, By-Laws and the Stockholders’ Agreement, and shall be free and clear of any liens or encumbrances (other than those contained in the foregoing), fully-paid and non-assessable. Neither the Company nor any person acting on its behalf has, either directly or indirectly, sold or offered for sale any shares of the Common Stock or the Preferred Stock, so as to bring the issuance or sale of the Common Stock or the Preferred Stock within the provisions of Section 5 of the Securities Act of 1933, as amended (the “1933 Act”).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARTNERS

Partners hereby represents and warrants to the Company that:

SECTION 4.1. Corporate Organization; Authority to Conduct Business. Partners is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. Partners has all corporate power and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and as proposed to be conducted and to own, operate and lease its properties and assets.

SECTION 4.2. Authority; No Conflicts. Partners has the requisite corporate power and authority to execute and deliver the Operative Agreements and to perform its obligations thereunder. The execution and delivery by Partners of the Operative Agreements and the performance by Partners of its respective obligations thereunder, including the transfer of the Holdings Interest, have been duly authorized by all necessary corporate action on the part of Partners, require no filing by Partners with any governmental body, agency or official, do not and will not conflict with or violate any provision of law, rule or regulation to which Partners is subject to or of the organizational documents of Partners, and do not and will not conflict with, result in a breach of or constitute a default under, result in or permit the termination or modification of, or result in the creation or imposition of any lien, claim, charge or encumbrance on any asset of Partners under, any agreement, instrument, obligation, permit, license, judgment, injunction, order or decree to which Partners is a party or by which Partners is bound.

SECTION 4.3. Investment Intent. Partners is acquiring the Common Stock and the Preferred Stock for its own account, as principal, for investment and not with a view to resale, distribution or other disposition in whole or in part, and has no present agreement, understanding or arrangement to sell, assign or otherwise dispose of all or any part of such Common Stock or Preferred Stock.

SECTION 4.4. Risk of Investment. Partners acknowledges that:

(a)           the assets of the Company consist solely of membership interests in Holdings and common stock of RACI Holding, Inc.;

(b)              there are substantial risks incident to the acquisition of the Common Stock and the Preferred Stock;

(c)               the Common Stock and the Preferred Stock are speculative investments that involves a high degree of risk of loss of Partners’ investment therein, there is no established market for the Common Stock and the Preferred Stock and there will be no public market for the Common Stock and the Preferred Stock in the foreseeable future and, accordingly, it may not be possible to liquidate Partners’ investment without a substantial loss in the case of an emergency, if at all; and

(d)              no federal or state agency has passed upon the Common Stock and the Preferred Stock or made any finding or determination as to the fairness of this investment.

SECTION 4.5. Suitability as Investor. Partners has such knowledge and experience in financial and business matters that Partners is capable of evaluating the merits and risks of the prospective investment in the Company and making an investment decision with respect to the Company.

SECTION 4.6. Questions About Offering. Partners has been given the opportunity to ask questions of, and receive answers from, the Company and its representatives concerning the terms and conditions of this offering and other matters pertaining to this investment, and has been given the opportunity to obtain any additional information which the Company possesses or can reasonably acquire. Partners is familiar with the business and financial condition, properties, operations and prospects of the Company and its subsidiaries.

SECTION 4.6. No Other Representations. Except as set forth herein, no representations or warranties have been made to Partners by the Company or any officer, employee, agent or affiliate of the Company with respect to this Agreement or the transactions contemplated thereby.

ARTICLE V

MISCELLANEOUS

SECTION 5.1. Survival. The representations, warranties and agreements contained in this Agreement shall survive the issuance and payment for the Common Stock and the Preferred Stock, provided that no action to rescind this Agreement based upon any representation, warranty or agreement contained in this Agreement may be brought after the Closing Date.

SECTION 5.2. Entire Agreement; Amendment. This Agreement and the other instruments and agreements referred to herein embody the entire agreement of the parties hereto with respect to the subject matter hereof. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Company and the person against whom it is asserted.

SECTION 5.3. Binding Effect; Benefits. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns, provided that this Agreement may not be assigned (i) by Partners without the consent of the Company or (ii) by the Company without the consent of Partners. Nothing in this Agreement, expressed or implied, is intended to confer on any persons other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. Nothing in this Agreement shall be construed to give Partners or any other person any claim against the Company or its assets or the proceeds thereof other than as a stockholder of the Company, or to give Partners or any other person any priority over any other stockholder of the Company in any bankruptcy, insolvency or other similar proceeding involving the Company.

SECTION 5.4. Headings. The headings of the articles and sections of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement.

SECTION 5.5. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

SECTION 5.6. Applicable Law. The laws of the State of New York shall govern the interpretation, validity and performance of the terms of this Agreement, regardless of the law that might be applied under principles of conflicts of law.

SECTION 5.7. Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

SECTION 5.8. Notices. All notices, requests and other communications to any party hereunder shall be dated and in writing and shall be deemed to have been duly given only if delivered by hand delivery, overnight air courier service or United States mail (by certified mail return receipt requested, first class postage prepaid) to such party at the address set forth below:

To the Company:

American Heritage Arms, Inc.

870 Remington Drive

P.O. Box 700

Madison, NC 27025-0700

Attn: Stephen Jackson

To Partners:

Cerberus Partners, L.P.

299 Park Avenue

New York, New York 10171

Attn: General Counsel

All such notices, requests and other communications that are addressed as provided in this Section 5.8 will (i) if delivered by hand, be deemed given upon delivery, and (ii) if delivered by overnight air courier service or United States mail in the manner described above, be deemed given upon the receipt thereof. Any party from time to time may change its address for the purpose of notices to that party by giving notice to other parties hereto specifying a new address.

IN WITNESS WHEREOF, each of the Company and Partners has caused this Agreement to be duly executed by an authorized officer thereof as of the date and year first above written.

AMERICAN HERITAGE ARMS, INC.

By:	/s/ Madhu Satyanarayana
Name:	Madhu Satyanarayana
Title:	VP/ Sec

CERBERUS PARTNERS, L.P.

By:	CERBERUS ASSOCIATES, L.L.C.
Its:	General Partner

	By:	/s/ Jeffrey Lomasky
	Name:	Jeffrey Lomasky
	Title:	Managing Director